As filed with the Securities and Exchange Commission on January 31, 2025

Registration No. 333-194395

Registration No. 333-229347

Registration No. 333-229393

Registration No. 333-253223

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT No. 333-194395

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT No. 333-229347

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT No. 333-229393

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT No. 333-253223

UNDER

THE SECURITIES ACT OF 1933

Elk Merger Sub II, L.L.C.

(as successor in interest to EnLink Midstream, LLC)

(Exact Name of Registrant as Specified in its Charter)

Delaware	46-4108528
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

EnLink Midstream, LLC 2014 Long-Term Incentive Plan

EnLink Midstream GP, LLC Long-Term Incentive Plan

EnLink Midstream, LLC 2009 Long-Term Incentive Plan

(Full title of the plans)

Lyndon C. Taylor
Executive Vice President, Chief Legal Officer and Assistant Secretary
ONEOK, Inc.
100 West Fifth Street
Tulsa, Oklahoma 74103
(918) 588-7000

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Julian Seiguer, P.C. Ieuan A. List Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 (713) 836-3600	Brandon M. Watson Vice President, Deputy General Counsel ONEOK, Inc. 100 West Fifth Street Tulsa, Oklahoma 74103 (918) 588-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Elk Merger Sub II, L.L.C., a Delaware limited liability company (the “Company”), as successor in interest to EnLink Midstream, LLC, a Delaware limited liability company (“EnLink”), is filing these post-effective amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), which were filed by EnLink with the Securities and Exchange Commission (the “SEC”) on the dates set forth below, to deregister any and all securities registered but unissued under each such Registration Statement as of the date hereof:

●	Registration Statement on Form S-8 (No. 333-194395), filed with the SEC on March 7, 2014, registering 11,000,000 common units representing limited liability company interests of EnLink (“Common Units”) pursuant to the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and 426,647 Common Units pursuant to the EnLink Midstream, LLC 2009 Long-Term Incentive Plan;

●	Registration Statement on Form S-8 (No. 333-229347), filed with the SEC on January 24, 2019, registering 6,700,000 Common Units pursuant to the EnLink Midstream, LLC 2014 Long-Term Incentive Plan;

●	Registration Statement on Form S-8 (No. 333-229393), filed with the SEC on January 28, 2019, registering 3,416,046 Common Units pursuant to the EnLink Midstream, LLC 2014 Long-Term Incentive Plan and 3,197,980 Common Units pursuant to the EnLink Midstream GP, LLC Long-Term Incentive Plan; and

●	Registration Statement on Form S-8 (No. 333-253223), filed with the SEC on February 17, 2021, registering 20,000,000 Common Units pursuant to the EnLink Midstream, LLC 2014 Long-Term Incentive Plan;

On January 31, 2025, pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated November 24, 2024, by and among ONEOK, Inc. (“ONEOK”), Elk Merger Sub I, L.L.C., a direct, wholly-owned subsidiary of ONEOK (“Merger Sub I”), the Company, EnLink, and EnLink Midstream Manager, LLC, the managing member of EnLink, (i) Merger Sub I merged with and into EnLink (the “First Merger”), with EnLink surviving the First Merger and (ii) EnLink merged with and into the Company (the “Second Merger” and, together with the First Merger, the “Mergers”), with the Company surviving the Second Merger as a direct, wholly-owned subsidiary of ONEOK.

As a result of the completion of the Mergers, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with the undertakings made by EnLink in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company, as successor to EnLink, hereby removes from registration by means of these Post-Effective Amendments all of such securities registered but unsold under the Registration Statements as of the date hereof. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities and the Company, as successor to EnLink, hereby terminates the effectiveness of the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, State of Oklahoma, on January 31, 2025.

Elk Merger Sub II, L.L.C.

(as successor in interest to EnLink Midstream, LLC)

By:	/s/ Walter S. Hulse III
Name:	Walter S. Hulse III
Title:	Chief Financial Officer

No other person is required to sign these Post-Effective Amendments on Form S-8 in reliance on Rule 478 under the Securities Act of 1933, as amended.

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